EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No.333-136179 and No. 333-158749) on Form S-8 of WesBanco, Inc. of our report dated June 25, 2009, with respect to the statement of net assets available for benefits of the WesBanco, Inc. KSOP as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2009 Annual Report on Form 11-K of the WesBanco, Inc. KSOP.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 28, 2010